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                                                                       EXHIBIT E

                            SHARE PURCHASE AGREEMENT

                            dated as of May 30, 2001



                                     between

                               ECO TELECOM LIMITED

                                       and

                           DR. DMITRI BORISOVICH ZIMIN





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                                TABLE OF CONTENTS

ARTICLE I     DEFINITIONS AND INTERPRETATION.................................1
         1.01     Definitions................................................1
         1.02     Interpretation.............................................7
ARTICLE II    PURCHASE OF SHARES.............................................7
         2.01     Sale and Purchase of Shares................................7
         2.02     Closing....................................................8
         2.03     Consideration to be Delivered..............................9
ARTICLE III   REPRESENTATIONS AND WARRANTIES.................................9
         3.01     Representations and Warranties of Purchaser................9
         3.02     Representations and Warranties of Seller...................11
ARTICLE IV    COVENANTS OF SELLER............................................13
         4.01     Exclusivity; No Solicitations..............................13
         4.02     Fulfillment of Conditions..................................13
         4.03     Restrictions on Transfer...................................13
         4.04     Negative Covenant..........................................13
ARTICLE V     COVENANT OF PURCHASER..........................................14
ARTICLE VI    CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS............14
         6.01     Representations and Warranties.............................14
         6.02     Performance................................................14
         6.03     Conditions Precedent to Company Closing....................14
         6.04     Orders and Laws............................................14
         6.05     Consents and Approvals.....................................15
         6.06     Secretary's Certificate....................................15
         6.07     Shares.....................................................15
         6.08     Seller's Wire Instruction..................................15
         6.09     Legal Opinions.............................................15
ARTICLE VII   CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS...............16
         7.01     Representations and Warranties.............................16
         7.02     Performance................................................16
         7.03     Conditions Precedent to Company Closing....................16
         7.04     Orders and Laws............................................16
         7.05     Consents and Approvals.....................................16
         7.06     Secretary's Certificate....................................17
         7.07     Legal Opinions.............................................17
         7.08     Registration Documents.....................................17
         7.09     Account with the Registrar.................................17
ARTICLE VIII  MISCELLANEOUS..................................................17
         8.01     Indemnification............................................17
         8.02     Termination................................................18
         8.03     Effect of Termination......................................18
         8.04     Entire Agreement...........................................18
         8.05     Waiver.....................................................19
         8.06     No Third Party Beneficiary.................................19


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         8.07     Assignment.................................................19
         8.08     Expenses...................................................19
         8.09     Notice.....................................................19
         8.10     Public Announcements.......................................21
         8.11     Confidentiality............................................21
         8.12     Counterparts...............................................21
         8.13     Amendment..................................................22
         8.14     Arbitration; Consent to Jurisdiction.......................22
         8.15     Survival...................................................23
         8.16     Severability...............................................23
         8.17     Governing Law..............................................23


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         Schedule 3.01(d)(ii)      Purchaser's Consents and Approvals
         Schedule 3.02(b)          Spousal Consent
         Schedule 3.02(d)(i)       Seller's Consents and Approvals
         Schedule 6.09(i)          Form of Seller's New York law opinion
         Schedule 6.09 (ii)        Form of Seller's Russian law opinion
         Schedule 7.07(a)          Form of Purchaser's New York law opinion
         Schedule 7.07(b)          Form of Purchaser's Russian law opinion
         Schedule 7.07(c)          Form of Purchaser's Gibraltar law opinion

         Exhibit A                 Individual Share Purchase Agreement
         Schedule 1 to Exhibit A   List of Documents Required from the Seller
         Schedule 2 to Exhibit A   List of Documents Required from the Purchaser
         Schedule 3 to Exhibit A   Form of Transfer Order
         Schedule 4 to Exhibit A   Form of Power of Attorney


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         THIS SHARE PURCHASE AGREEMENT dated as of May 30, 2001 is entered into by and between (i) ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Purchaser"), and (ii) Dr. DmitrI Borisovich Zimin, a Russian citizen, holding a passport XXIV-MIO No. 520067, issued on 4 January 1980 by 126 Moscow Militia Department, residing at:
269, Building 3, House 53, Ulitsa Festivalnaya, Moscow 125502 (the "Seller").

                                   WITNESSETH

         WHEREAS, the Seller wishes to sell Ninety Six Thousand Seven Hundred Forty (96,740) shares of common stock (State Registration Number 73-1-6945 of September 6, 1996), par value 0.005 rubles per share (collectively, the "Shares"), of Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company"); and

         WHEREAS, the Purchaser wishes to purchase the Shares from the Seller, in each case, on and subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

         ARTICLE I    DEFINITIONS AND INTERPRETATION

1.01     Definitions

         As used herein, the following terms shall have the following meanings:

         "Actions or Proceedings" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

         "Affiliate" shall mean with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest) and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person.


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         "Agreement" shall mean this Share Purchase Agreement and the Schedules and Exhibits hereto.

         "Assets and Properties" shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

         "Board" shall mean the Board of Directors of the Company.

         "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, London, England or New York, New York are authorized or obliged to close.

         "Change of Control" shall mean, with respect to any Party or any Controlling Person of such Party, (a) the sale or other disposition of all or substantially all of such Party's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Party or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Party or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (c) the merger or consolidation of such Party or Controlling Person with or into another Person or the merger of another Person into such Party or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Party or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty (50%) of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation or (d) the liquidation or dissolution of such Party or Controlling Person; provided, however, that in the event an individual is a Party or a Controlling Person, the death of such individual and the transfer, assignment or other disposal taking place at the time of such individual's death as a result of legal succession, inheritance by will or any other arrangements made by such individual prior to his (her) death will not be considered a Change of Control; and, provided, further, that the rights of any legal entity that is a Party and a Controlled Affiliate of an individual at the time of such individual's death shall not be affected as a result of such individual's death irrespective of the Change of Control over such Party resulting from the arrangements referred to in the preceding proviso.

         "Charter" shall mean the most recent version of the charter (ustav) of the Company, as registered with the MRC on August 23, 1996, and as amended on October 3, 1996 (approved by the Board on September 30, 1996), December 17, 1996 (approved by the Board on November 20, 1996), December 17, 1996 (approved by the GMS on November 29, 1996), September 3, 1998 (approved by the GMS on June 16,
1998),


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February 22, 1999 (approved by the GMS on January 29, 1999), July 7, 1999
(approved by the GMS on June 11, 1999), July 22, 1999 (approved by the Board on July 6, 1999), July 31, 2000 (approved by the GMS on June 30, 2000) and September 20, 2000 (approved by the Board on August 24, 2000).

         "Closing" shall have the meaning specified in Section 2.02.

         "Closing Date" shall mean the date on which the Company Closing is scheduled to occur.

         "Common Stock" shall mean the shares of common stock of the Company, as defined in Section 6.1 of the Charter.

         "Company" shall have the meaning specified in the first recital hereto.

         "Company Closing" shall mean the Closing under (and as defined in) the Primary Agreement.

         "Contract" shall mean any agreement, letter of intent, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

         "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

         "Eco Telecom" shall mean Eco Telecom Limited, a company organized and existing under the Laws of Gibraltar.

         "Equity Interest" in a Person shall mean any share of stock of such Person, or any partnership share or other ownership interest in such Person.

         "FCSM" shall mean the Federal Commission for the Securities Market of the Russian Federation (Federalnaya komissiya po rynku tsennikh bumag Rossiyskoi Federatsii or "FKTsB"), or any successor thereto, including any applicable territorial agent thereof.

         "Final Date" shall mean November 30, 2001, or such later date as may be determined in accordance with the Primary Agreement but in no event later than December 31, 2001.

         "GMS" shall mean the general meeting of the shareholders (obschee sobraniye aktsionerov) of the Company, as defined in Article 9 of the Charter.

         "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency,


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commission, official or other competent authority of any country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "Indemnified Party" shall have the meaning specified in Section 8.01.

         "Indemnifying Party" shall have the meaning specified in Section 8.01.

         "Individual Share Purchase Agreement" shall mean a share purchase agreement substantially in the form attached hereto as Exhibit A.

         "Intellectual Property" shall mean patents and patent rights, licenses, inventions, copyrights and copyright rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights, brand names, processes formulae, trade dress, business and product names, logos, slogans, industrial models, processes, designs, methodologies, software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

         "Investments" shall mean all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures, general and limited partnerships, and other Persons, mortgage loans and other investment or portfolio assets owned of record or beneficially by a Person.

         "Laws" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of any country or any state, as well as any county, city or other political subdivision of any of the foregoing.

         "Licenses" shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

         "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "MAMP" shall mean the Ministry for Anti-Monopoly Policy and Support for Entrepreneurship of the Russian Federation (Ministerstvo Rossiyskoi Federatsii po Antimonopolnoy politike i podderzhke predprinimatelstva), or any successor thereto, including any applicable territorial agent thereof.

         "MRC" shall mean the Moscow Registration Chamber (Moskovskaya registratsionnaya palata), or any successor thereto.


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         "Option" shall mean, with respect to any Person, any security, right, subscription, warrant, option, phantom stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any Equity Interest in such Person or any security of any kind convertible into or exchangeable or exercisable for any Equity Interest in such Person or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of any Equity Interest in such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any Equity Interests in such Person are voted.

         "Order" shall mean any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority.

         "Overture Limited" shall mean Overture Limited, an exempted limited company organized and existing under the laws of Bermuda (Registration No. 30335).

         "Party" shall mean either of the Purchaser or the Seller, and the plural thereof shall refer to each of them collectively.

         "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

         "Power of Attorney" shall mean the power of attorney, issued by the Purchaser authorizing the Seller to receive an extract from the Purchaser's account in the register of shareholders of the Company, as maintained by the Registrar, on the Closing Date, substantially in the form attached as Schedule 4 of Exhibit A hereto.

         "Preferred Stock" shall mean the shares of preferred stock of the Company, as defined in Section 6.1 of the Charter.

         "Preferred Stock Purchase Agreement" shall mean the Share Purchase Agreement, dated as of May 30, 2001 between Overture Limited and the Purchaser.

         "Primary Agreement" shall mean the Primary Agreement dated as of May 30, 2001 between and among Telenor East Invest AS, the Purchaser and the Company.

         "Principal Agreements" shall have the meaning specified in the Primary Agreement.

         "Purchase Price" shall mean the aggregate purchase price of One Million Nine Hundred Thirty Four Thousand Eight Hundred US dollars (US$1,934,800) to be paid for the Shares.

         "Purchaser" shall have the meaning specified in the preamble hereto.


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         "Registrar" shall mean Closed Joint Stock Company National Registry
Company (Natsionalnaya Registratsionnaya Kompaniya), a closed joint stock company organized under the Laws of the Russian Federation and the duly appointed shareholder registrar of the Company, or any successor thereto.

         "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Restricted Person" shall mean any Person, or any Controlling Person or Controlled Affiliate of any such Person or Controlling Person, that is engaged in operating and/or managing (A) any means of mass communication (sredstvo massovoi informatsii), including, without limitation, agencies of mass communication, press agencies, newspapers, magazines, radio and television broadcasting companies and any other print or on-line/internet media, and (B) companies engaging in, or which own or control a telecommunications license for, cellular mobile telecommunications business (including GSM, GPRS, UMTS and 3G) in the Russian Federation, but not including (i) fixed wireless extensions (Last Mile Digital Subscriber (LMDS), Bluetooth, wireless local area network (wireless
LAN) and any form of Digital Subcriber Line (xDSL) services), (ii) fixed wireless access, (iii) satellite mobile services, (iv) mobile Internet portals and (v) similar businesses.

         "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

         "Seller" shall have the meaning specified in the preamble hereto.

         "Share Transfer Order" shall mean a transfer order (peredatochnoye rasporyazhenie) substantially in the form of Schedule 3 to Exhibit A.

         "Shares" shall have the meaning specified in the first recital hereto.

         "Telenor Share Purchase Agreement" shall mean the Share Purchase Agreement dated as of May 30, 2001 between Overture Limited and Telenor East Invest AS.

         "Termination Agreement" shall mean the Termination Agreement dated as of the date hereof between and among Telenor, Telenor Communication AS, the Company, VimpelCom Finance B.V., VimpelCom B.V., VC Limited, Dr. Zimin, Glavsotkom and the Bee Line Fund.

         "Transfer" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Security), assignment, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the Securities), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided, that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the


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petition of any Party, or any Affiliate of any such Party), arrest or any similar Action or Proceeding initiated by any Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

         "US Dollars" and "US$" shall mean the lawful currency of the United States of America.

1.02     INTERPRETATION

         Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

         (a)the singular shall include the plural, and the plural shall include the singular;

         (b)words of any gender shall include each other gender;

         (c)the words "hereof, "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

         (d)a reference to any "Article", "Section", "Schedule" or "Exhibit" is a reference to a specific Article or Section of, or Schedule or Exhibit to, this Agreement;

         (e)a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

         (f)a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;

         (g)a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document; and

         (h)whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

         ARTICLE II    PURCHASE OF SHARES

2.01     SALE AND PURCHASE OF SHARES

         On and subject to the terms and conditions set forth herein, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller at the Closing, the Shares at a price of Twenty US dollars (US$20) per Share for the aggregate purchase price equal to One Million Nine Hundred Thirty Four Thousand Eight Hundred US dollars (US$1,934,800).


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2.02     CLOSING

         The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. (Moscow time) at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, located at Dukat Place II, 7 Ulitsa Gasheka, 123056 Moscow, Russian Federation, on the Closing Date, simultaneously with the Company Closing and the closing under the Preferred Stock Purchase Agreement and the Telenor Share Purchase Agreement. The Purchaser shall notify the Seller in accordance with Section 8.09 of (i) proposed date of the Closing at least fifteen (15) Business Days prior to such date and (ii) the actual date of the Closing at least five (5) Business Days prior to such date. The Parties are committed to taking all necessary action so that the Closing Date will occur no later than the Final Date.

         At the Closing, each and all of the following actions shall take place, all of which shall be considered to be taking place simultaneously and none of which shall be considered to have taken place until and unless all of these actions shall have taken place:

         (a) the Seller shall deliver to the Purchaser a certificate to the effect that the representations and warranties of the Seller contained in this Agreement are true and correct at and as of the Closing Date;

         (b) the Seller shall deliver to the Purchaser a certificate to the effect that conditions precedent to the obligations of the Purchaser contained in this Agreement have been satisfied (or waived by the Seller);

         (c) the Purchaser shall deliver to the Seller a certificate to the effect that the representations and warranties of the Purchaser contained in this Agreement are true and correct at and as of the Closing Date;

         (d) the Purchaser shall deliver to the Seller a certificate to the effect that the conditions precedent to the obligations of the Seller contained in this Agreement have been satisfied (or waived by the Purchaser);

         (e) the Seller and the Purchaser shall execute and deliver the Individual Share Purchase Agreement;

         (f) the Seller and the Purchaser shall execute and deliver the Share Transfer Order;

         (g) the Seller shall deliver (or cause to be delivered) to the Purchaser an extract from the register of the Company's shareholders maintained by the Registrar, evidencing the registration of the Shares in the name of the Purchaser, free and clear of all Liens;

         (h) the Purchaser shall deliver to the Seller a copy of the payment order for the Purchase Price in accordance with Section 2.02 stamped as proof of execution by the Purchaser's bank;


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         (i) the Seller shall receive an extract from the Seller's bank account confirming credit to the Seller's bank account of the Purchase Price stamped by the Seller's bank;

         (j) the Seller and the Purchaser shall execute two (2) originals of a notice to the FCSM meeting the requirements of Article 29 of the Federal Law of 22 April 1996 No. 39-FZ "On the Securities Market" regarding the sale by the Seller and the purchase by the Purchaser of the Shares; and

         (k)the Purchaser and the Seller shall execute a cross-receipt evidencing receipt of the Shares, the Purchase Price and the various documents set forth above and completion of the Closing.

2.03     CONSIDERATION TO BE DELIVERED

         Subject to the terms and conditions hereof and in consideration of the sale and transfer to the Purchaser by the Seller of the Shares, on the Closing Date, the Purchaser shall pay to the Seller as consideration for the Shares being sold by the Seller by wire transfer, in immediately available funds, to a bank account designated in writing by the Seller pursuant to Section 6.10, the Purchase Price.

         ARTICLE III    REPRESENTATIONS AND WARRANTIES

3.01     REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to the Seller that, on and as of the date of this Agreement and on and as of the Closing Date:

         (a)The Purchaser is a company duly organized and validly existing as a legal entity under the Laws of Gibraltar and has all requisite corporate and other power and authority to carry on its business as now being and heretofore conducted and to own, use, lease, operate and dispose of the Assets and Properties which it currently owns, uses, leases and operates.

         (b)The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, provided, that the Purchaser must obtain the approval of the MAMP to consummate the acquisition of the Shares. The execution and delivery of this Agreement by the Purchaser, and the performance by the Purchaser of its obligations hereunder have been duly and validly authorized and no other corporate action on the part of the Purchaser, its board of directors or its shareholders is necessary therefor.

         (c)This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or


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similar Laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

         (d)The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not:

         (i) conflict with or result in a violation or breach of any of the terms or conditions of the Purchaser's constitutive documents;

         (ii) subject to obtaining the consents, approvals and actions, making the filings and giving the notices specified in Schedule 3.01(d)(ii), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Purchaser or any of its Assets and Properties;

         (iii) conflict with, constitute a breach of or result in a default under any Contract or License to which the Purchaser is a party or by which any of its Assets and Properties is bound; or

         (iv) conflict with any of the Company's internal policies and/or procedures, including without limitation, any policy with respect to insider trading.

         (e)Except as specified in Schedule 3.01(d)(ii), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Purchaser is required in connection with the Purchaser's execution, delivery or performance of this Agreement or the consummation by the Purchaser of the transactions contemplated hereby.

         (f)There are no Actions or Proceedings pending or, to the knowledge of the Purchaser, threatened against, the Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or (iii) would otherwise result in a material impairment of the Seller's rights under this Agreement.

         (g)All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with the Seller without the intervention of any Person on behalf of the Purchaser in such manner as to give rise to any valid claim by any Person against the Seller for any finder's fee, brokerage commission or similar payment.

         (h) The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any distribution thereof or with any present intention of selling, distributing or otherwise disposing of such shares, except in compliance with the Securities Act and all other applicable securities Laws.



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         (i) The Purchaser (a) possesses such knowledge and experience in financial and business matters as to enable it to evaluate the merits and risks of its investment in the Shares, (b) understands and is able to bear the economic risk involved in acquiring the Shares, including any loss relating to or arising out of such investment, (c) understands that, as of the date of this Agreement, the Shares are not registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, any "U.S. person", as such term is defined in Rule 902 of Regulation S under the Securities Act, except pursuant to an effective registration statement under the Securities Act, in accordance with Regulation S under the Securities Act or pursuant to another applicable exemption from the registration requirements of the Securities Act, (d) is not a "U.S. person" (as so defined) and is not acquiring any Shares for the account or benefit of any "U.S. person" (as so defined), (e) acknowledges and agrees that the offer and sale of the Shares to the Purchaser have taken place outside of the United States or any of its territories or possessions and (f) has not engaged in any directed selling efforts (as defined in Rule 902 of Regulation S) with respect to the Shares.

3.02     REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller represents and warrants to the Purchaser that, on and as of the date of this Agreement and on and as of the Closing Date:

         (a)The Seller is a Russian citizen and has all requisite power and authority to dispose of the Shares.

         (b)The Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder, and to consummate the transactions contemplated hereby, including, without limitation, to sell the Shares to the Purchaser. The execution and delivery of this Agreement by the Seller and the performance by the Seller of his obligations hereunder do not require any other action on the part of the Seller (subject to execution of the spousal consent in the form attached as Schedule 3.02(b) hereto).

         (c)This Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

         (d)The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not:

         (i) subject to obtaining the consents, approvals and actions, making the filings and giving the notices specified in Schedule 3.02(d)(i), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Seller or any of its Assets and Properties; or

         (ii) subject to obtaining the third party consents specified in
Schedule 3.02(d)(i), conflict with or constitute a breach of or result in a default under any Contract or License to which the Seller is a party or by which any of its Assets and Properties (including, without limitation, any Shares) is bound.

         (e)Except as specified in Schedule 3.02(d)(i), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Seller is required in connection with the Seller's execution, delivery or performance of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

         (f) There are no Actions or Proceedings pending or, to the knowledge of the Seller, threatened against, the Seller or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order which
(i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement or
(iii) would otherwise result in a material impairment of the Purchaser's rights under this Agreement.

         (g) To the best of the knowledge of the Seller, the Shares (i) have been duly authorized and validly issued, and (ii) were properly registered with the appropriate authorities competent for registration of the issuance thereof. The Shares are not subject to any preemptive or similar rights with respect to the Company or any other Person. All Shares are uncertificated.

         (h) On the Closing Date, the Seller will have, good and marketable title to the Shares, free and clear of all Liens, equities and claims of any nature, and the Seller will have full right, power and authority to sell, assign, transfer and deliver the Shares to the Purchaser. Except for this Agreement, there are no outstanding Options with respect to any of the Shares. Upon registration of the Shares in the name of the Purchaser in the register of the Company's shareholders, against payment therefor in accordance with the terms of this Agreement, good and valid title to the Shares, free and clear of all Liens, equities and claims of any nature, will be transferred to the Purchaser.

         (i) The Shares were originally acquired by the Seller in compliance with all applicable United States federal and state securities laws and will be transferred to the Purchaser in compliance with all applicable United States federal and state securities laws. The Seller has not made any "directed selling efforts", as such term is defined in Rule 902 of Regulation S under the Securities Act, in the United States in connection with the offer and sale of the Shares to the Purchaser under this Agreement.

         (j) All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by the Seller directly with the Purchaser without the intervention of any Person on behalf of the Seller in such manner as to give rise to any valid claim by any Person against the Purchaser for any finder's fee, brokerage commission or similar payment.

         (k) The Seller has disclosed to the Purchaser all material facts relating to the Seller's title to the Shares. No written information in this respect provided to the Purchaser by the Seller or its counsel contains any untrue statement of a material fact.

         (m) The Seller has owned the Shares for more than four (4) years.


         ARTICLE IV     COVENANTS OF SELLER

         The Seller covenants and agrees with the Purchaser that, at all times from and after the date hereof until the Closing, the Seller will take any reasonable steps necessary for the Closing to occur and will comply with all covenants and provisions of this Article IV.

4.01     EXCLUSIVITY; NO SOLICITATIONS

         The Seller will not take, nor will it permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on its behalf or on behalf of any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, negotiate, encourage or accept any offer or inquiry from any Person (or any Person known by the Seller to be acting on behalf of another Person) to engage in, reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for the transfer, assignment, pledge, acquisition or other disposition of any of the Shares. If the Seller (or any Person acting for or on its behalf) receives from any Person any offer, inquiry or informational request relating to any transaction of this type referred to in this Section 4.01, the Seller will promptly advise such Person, by written notice, of the terms of this
Section 4.01 and, in each case, will promptly advise the Purchaser in writing of such offer, inquiry or request and, if such offer, inquiry or request is in writing, deliver a copy thereof to the Purchaser.

4.02     FULFILLMENT OF CONDITIONS

         The Seller will take all steps necessary and proceed diligently and in good faith to satisfy each condition precedent contained in Article VI which is required to be fulfilled by it, and will immediately notify the Purchaser if the Seller is unable to satisfy any such condition precedent.

4.03     RESTRICTIONS ON TRANSFER

         The Seller shall not Transfer any shares of Common Stock and/or Preferred Stock owned by the Seller, its Controlling Person, Controlled Affiliates of the Seller or such Controlling Person to any Restricted Person.

4.04     NEGATIVE COVENANT

         The Seller shall not take any direct or indirect actions which would make the Termination Agreement invalid in whole or in part.

         ARTICLE V COVENANT OF PURCHASER

         The Purchaser covenants and agrees with the Seller that, at all times from and after the date hereof until the Closing, the Purchaser will take all steps necessary and proceed diligently and in good faith to satisfy each condition precedent contained in Article VII which is required to be fulfilled by it, and will immediately notify the Seller if the Purchaser is unable to satisfy any such condition precedent.

         ARTICLE VI    CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS

         All obligations of the Purchaser under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Purchaser in writing):

6.01     REPRESENTATIONS AND WARRANTIES

         The Seller's representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date.

6.02     PERFORMANCE

         The Seller shall have fully performed and complied with its obligations under Article IV.

6.03     CONDITIONS PRECEDENT TO COMPANY CLOSING

         All conditions precedent to the obligations of the Company, the Purchaser and Telenor East Invest AS under the Primary Agreement shall have been fulfilled (or waived by the Company, the Purchaser or Telenor East Invest AS, as the case may be).

6.04     ORDERS AND LAWS

         There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a material impairment of the rights of the Purchaser under this Agreement and there shall not be pending on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority (other than any Action on Proceeding initiated at the request of the Purchaser on any of its Affiliates) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the Seller or the transactions contemplated by this Agreement or any such Law.

6.05     CONSENTS AND APPROVALS

         All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other Person specified in Schedule 3.01(d)(ii) and Schedule 3.02(d)(i) which are required to have been obtained, made or given (as applicable) by the Purchaser or the Seller, as the case may be, pursuant to applicable Law and are necessary for the performance of the obligations of the Purchaser or the Seller, as the case may be, under this Agreement (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred.

6.06     SECRETARY'S CERTIFICATE

         The Seller shall have delivered to the Purchaser a certificate of the secretary of the Seller as to the incumbency of, and such other documents as are necessary to evidence the signatory authority of, the Person or Persons executing this Agreement, the Individual Share Purchase Agreement, the Share Transfer Order and all other documents hereunder on behalf of the Seller, attached to which are true and correct copies of the Seller's memorandum of association and bye-laws and resolutions of the Seller's board of directors authorizing the Seller's execution, delivery and performance of this Agreement and the sale of the Shares in accordance with the terms hereof.

6.07     SHARES

         The Seller shall have delivered to the Purchaser (a) the documents listed in Schedule 1 to Exhibit A (as applicable) and (b) an extract from the register of the Company's shareholders, as maintained by the Registrar, dated the Closing Date, showing the Seller as the owner of the Shares, free and clear of all Liens.

6.08     SELLER'S WIRE INSTRUCTION

         The Seller shall have delivered (or caused to be delivered) to the Purchaser at least three (3) Business Days prior to the Closing Date the Seller's instruction for the wire transfer of the Purchase Price.

6.09     LEGAL OPINIONS

         The Purchaser shall have received opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special New York and Russian counsel to the Seller, each substantially in the forms attached as Schedule 6.09 hereto.

         ARTICLE VII CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

         All obligations of the Seller under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Seller in writing).

7.01     REPRESENTATIONS AND WARRANTIES

         The Purchaser's representations and warranties contained in this Agreement shall be true and correct on and as of the Closing Date.

7.02     PERFORMANCE

         The Purchaser shall have fully performed and complied with its obligations under Article V.

7.03     CONDITIONS PRECEDENT TO COMPANY CLOSING

         All conditions precedent to the obligations of the Company, the Purchaser and Eco Telecom under the Primary Agreement shall have been fulfilled (or waived by the Company, the Purchaser or Eco Telecom, as the case may be).

7.04     ORDERS AND LAWS

         There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to result in a material impairment of the rights of the Seller under this Agreement and there shall not be pending on the Closing Date any Action or Proceeding or any other action in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the Seller or the transactions contemplated by this Agreement of any such Law.

7.05     CONSENTS AND APPROVALS

         All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority specified in Schedule 3.01(d)(ii) and
Schedule 3.02(d)(i) which are required to have been obtained, made or given (as applicable) by the Purchaser or the Seller, as the case may be, pursuant to applicable Law and are necessary for the performance of the obligations of the Purchaser or the Seller, as the case may be, under this Agreement (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived (unless any such condition relates to reporting or other requirements which by the terms of such consents, approvals, actions, filings or notices can only be effected on or after the Closing) and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority shall have occurred.

7.06     SECRETARY'S CERTIFICATE

         The Purchaser shall have delivered to the Seller a certificate of the secretary of the Purchaser as to the incumbency of, and such other documents as are necessary to evidence the signatory authority of, the Person or Persons executing this Agreement, the Individual Share Purchase Agreement, the Share Transfer Order, the Purchase Price payment order and all other documents hereunder on behalf of the Purchaser, attached to which are true and correct copies of the Purchaser's constitutive documents and resolutions of the Purchaser's board of directors authorizing the Purchaser's execution, delivery and performance of this Agreement and the acquisition of the Shares in accordance with the terms hereof.

7.07     LEGAL OPINIONS

         The Seller shall have received (a) an opinion of Herbert Smith, special New York counsel to the Purchaser, (b) an opinion of Herbert Smith CIS Legal Services, special Russian counsel to the Purchaser, and (c) an opinion of Triay & Triay, special Gibraltar counsel to the Purchaser, each substantially in the forms attached as Schedule 7.07 hereto.

7.08     REGISTRATION DOCUMENTS

         The Purchaser shall have delivered to the Seller (a) the documents listed in Schedule 2 to Exhibit A (as applicable) and (b) the Power of Attorney, duly notarized and legalized (apostilled), to receive an extract from the Purchaser's personal account in the register of the Company's shareholders maintained by the Registrar, evidencing registration of the Shares in the name of the Purchaser.

7.09     ACCOUNT WITH THE REGISTRAR

         The Purchaser shall have opened a personal account with the Registrar and such personal account shall remain open and operational on the Closing Date.

         ARTICLE VIII     MISCELLANEOUS

8.01     INDEMNIFICATION

         Each Party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other Party (and its principals, officers, directors, employees, Affiliates and assigns) (the "Indemnified Party") from and against any and all losses, liabilities, damages, deficiencies, costs or expenses, including attorneys' fees, disbursements or other charges, based upon, arising out of, or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or undertaking of the Indemnifying Party contained in this Agreement, provided that the liability of each Party for indemnification under this Section 8.01 shall not exceed the lesser of (a) an amount equal to the total of such losses, liabilities, damages, deficiencies, costs or expenses indemnified against hereunder and (b) the Purchase Price. Each Party's indemnity hereunder shall be in addition to any liability to which the Indemnifying Party may otherwise be subject, provided that any recovery by the Indemnified Party from the Indemnifying Party in respect of a claim under this
Section 8.01 shall be without duplication of any other recovery for such claim by the Indemnified Party from the Indemnifying Party.

8.02     TERMINATION

         This Agreement shall terminate and the transactions contemplated hereby shall be abandoned:

         (a) at any time prior to the Closing, by mutual written agreement of the Seller and the Purchaser;

         (b) on the Final Date, if the Closing shall not have occurred on or before such date; or

         (c) on the date on which a meeting of the shareholders of the Company is held at which a vote of such shareholders is conducted concerning the transactions contemplated by the Principal Agreements and such shareholders fail to approve the transactions contemplated by the Principal Agreements.

8.03     EFFECT OF TERMINATION

         (a) If this Agreement is validly terminated pursuant to Section 8.02(a) or (c), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section
8.08 and confidentiality in Section 8.11 will continue to apply following any such termination.

         (b) Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.02(b), the Seller will remain liable to the Purchaser for any breach of this Agreement by the Seller existing at the time of such termination, and the Purchaser will remain liable to the Seller for any breach of this Agreement by the Purchaser existing at the time of such termination, and the Seller or the Purchaser, as the case may be, may seek such remedies, including damages and legal fees, against the other Party with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

8.04     ENTIRE AGREEMENT

         This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

8.05     WAIVER

         Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative. No failure on the part of any Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.06     NO THIRD PARTY BENEFICIARY

         The terms and provisions of this Agreement are intended solely for the benefit of each Party and its successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

8.07     ASSIGNMENT

         Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

8.08     EXPENSES

         Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the Parties will pay its own costs and expenses, including, without limitation, legal fees, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby; provided that each Party shall pay an equal portion of the fee charged by the Registrar to register the Shares in the name of Purchaser.

8.09     NOTICE

         All notices, requests and other communications hereunder, including any request for arbitration, must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier to the Parties at the following addresses or facsimile numbers:

(a)    If to the Purchaser, to:

       Eco Telecom Limited
       Suite 2, 4 Irish Place
       Gibraltar
       Facsimile No.: +350-41988
       Attention: Franz Wolf

       with a copy to:

       OOO Alfa-Eco
       21 Ulitsa Novy Arbat
       121019 Moscow
       Russian Federation

       Facsimile No.: +7095-201-5914
       Attention: Stanislav Shekshnya

       and a copy to:

       Herbert Smith CIS
       24 Korobeinikov Pereulok
       119034 Moscow
       Russian Federation
       Facsimile No.: + 7095-363-6501
       Attention: Vladimir Afonkin

(b)    If to the Seller, to:

       Dr. Dmitri Borisovich Zimin
       Ulitsa 1-aya Tverskaya-Yamskaya, Dom 2, Stroeniye 1
       125147 Moscow, Russian Federation
       Facsimile No.: + 7095- 721-0017

       with a copy to:

       Skadden, Arps, Slate, Meagher & Flom LLP
       Degtyarniy Pereulok 4, Building 1
       103009 Moscow, Russian Federation
       Facsimile: + 7095-797-4601
       Attention: Andre De Cort, Esq.

       All such notices, requests and other communications including any request for arbitration will: (a) if delivered personally to the address as provided in this section, be deemed given and effective upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given and effective upon receipt, and (c) if delivered by courier in the manner described above to the address as provided in this section, be deemed given and effective upon confirmed receipt (in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving written notice specifying such change to the other Party.

8.10     PUBLIC ANNOUNCEMENTS

         At all times at or before the Closing, neither the Purchaser nor the Seller will issue or make any reports, statements or releases to the public or, generally, to the employees, customers, suppliers or other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other Party hereto, which consent shall not be unreasonably withheld. If any Party is unable to obtain the approval of its public report, statement or release from the other Party and such report, statement or release is, on the advice of legal counsel to such Party, required by Law or rule of any stock exchange in order to discharge such Party's disclosure obligations, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Party with a copy thereof. The Purchaser and the Seller will also obtain each other's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transfer of the Shares contemplated by this Agreement.

8.11     CONFIDENTIALITY

         Each Party will hold, and will use its best efforts to cause its Affiliates and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), unless (a) compelled to disclose by judicial or administrative process or by other requirements of Law or (b) disclosed in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning (i) the other Party or any of its Affiliates furnished to it by such other Party or such other Party's representatives in connection with this Agreement or the transactions contemplated hereby and (ii) in the case of the Seller, all documents and information concerning the Company or any of its subsidiaries, except to the extent that such documents or information can be shown to have been (A) previously known by the Party receiving such documents or information, (B) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the receiving Party or (C) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party to keep such documents and information confidential.

8.12     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either Party may execute this Agreement by signing any such counterpart.

8.13     AMENDMENT

         This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

8.14     ARBITRATION; CONSENT TO JURISDICTION

         (a) With respect to any and all disputes, controversies or claims arising under, relating to or in connection with this Agreement or the breach, termination or validity thereof ("Disputes"), a Party initiating any suit, action or arbitration or other proceeding in connection with any Dispute (a "claimant") may at its sole discretion elect to settle such Dispute (i) by arbitration, in which case such Dispute shall be finally and exclusively settled by arbitration in accordance with the procedures set forth in Sections 8.14(b) and 8.14(c) or (ii) by bringing such suit, action or other proceeding in a court of any competent jurisdiction.

         (b) If a claimant elects (as provided in Section 8.14(a)) to settle any Dispute by arbitration, such Dispute shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce ("ICC") then in effect (the "ICC Rules") by a panel of three
(3) arbitrators with the following terms and conditions:

         (i) In the event of any conflict between the ICC Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

         (ii)     The place of the arbitration shall be Geneva, Switzerland.

         (iii) The claimant and respondent shall each nominate one arbitrator in accordance with the ICC Rules. The two party-appointed arbitrators shall have thirty (30) days from the date of the nomination of the second arbitrator to agree on the nomination a third arbitrator who shall serve as chair of the tribunal. Any arbitrator not timely nominated, shall, on the request of any Party, be appointed by the ICC Court of Arbitration in accordance with the ICC Rules.

         (iv) The English language shall be used as the written and spoken language for the arbitration, the award and all matters connected with the arbitration.

         (v) The award of the arbitrators shall be final and binding on the Parties may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing Party in any competent jurisdiction.

         (c) To the extent related to any arbitration initiated in accordance with Sections 8.14(a)(i) and 8.14(b), each Party unconditionally and irrevocably agrees to submit to the non-exclusive jurisdiction of the courts located in Geneva, Switzerland (the "Geneva Courts"), for the purpose of any proceedings in aid of arbitration and for interim or conservatory measures before an arbitral tribunal is duly constituted under this

Agreement, and for proceedings arising out of or relating to the enforcement of any award or order of an arbitral tribunal duly constituted under this Agreement. Each Party unconditionally and irrevocably waives any objections that they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

8.15     SURVIVAL

         The Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement. All representations and warranties of the Parties contained in Article III shall survive the Closing and remain in effect for a period of eighteen (18) months following the Closing Date. The covenants of the Seller contained in Sections
4.03 and 4.04 hereof shall survive the Closing and remain in effect until the earlier to occur of (i) the Seller, the Controlling Person(s) of the Seller, and the Controlled Affiliates of the Seller and such Controlling Person(s) ceasing to own any shares of Common Stock and/or Preferred Stock or (ii) the Purchaser, the Controlling Person(s) of the Purchaser, and Controlled Affiliates of the Purchaser and such Controlling Person(s) ceasing to own twenty-five percent (25%) plus one (1) voting shares of the Company. In addition to the foregoing, the obligations of the Parties under this Article VIII shall survive the Closing and the termination of this Agreement.

8.16     SEVERABILITY

         If any one or more of the provisions contained in this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

8.17     GOVERNING LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its conflict of law principles except for New York General Obligations Law Section 5-1401.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first above written.

                                  Purchaser

                                  ECO TELECOM LIMITED

                                  By  /s/ Serge Barychkov

                                      Name: Serge Barychkov
                                      Title: Attorney-in-Fact

                                  Seller

                                  DR. DMITRI BORISOVICH ZIMIN


                                  /s/ Dr Dmitri Borisovich Zimin

                        [SCHEDULES INTENTIONALLY OMITTED]

                                           EXHIBIT A TO SHARE PURCHASE AGREEMENT

                   FORM OF INDIVIDUAL SHARE PURCHASE AGREEMENT

                            SHARE PURCHASE AGREEMENT

         This Share Purchase Agreement (this "Agreement") is entered into in the city of Moscow, the Russian Federation, on _______, 2001, between ECO TELECOM LIMITED, a company organized and existing under the laws of Gibraltar with its registered office at: 10/8 International Commercial Centre, Casemates Square, Gibraltar (the "Purchaser"), and Dr. DmitrI Borisovich Zimin, a Russian citizen, holding a passport XXIV-MIO No. 520067, issued on 4 January 1980 by 126
Moscow Militia Department, residing at: 269, Building 3, House 53, Ulitsa Festivalnaya, Moscow 125502 (the "Seller" and, together with the Purchaser, collectively, the "Parties"). The Parties hereby agree as follows:

1.       Subject of the Agreement

                  The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller ordinary registered shares of Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Issuer"), with its legal address at 10-12, Ulitsa 8-Marta, Moscow, 125683, Russia. The number of shares being sold hereunder is Ninety Six Thousand Seven Hundred Forty (96,740) ordinary registered shares, with a nominal value of 0.005 rubles per share, Registration No. 73-1-6945 (the "Shares"). The purchase price of the Shares is Twenty US dollars (US$20) per share, amounting to One Million Nine Hundred Thirty Four Thousand Eight Hundred US dollars (US$1,934,800) for all Shares (the "Purchase Price"). The Purchaser shall pay to the Seller the Purchase Price in Russian rubles at the exchange rate of the Central Bank of Russia on the date of payment by wire transfer in immediately available funds to the Seller's account as specified in
         Section 10 hereof.

2. Obligations of the Parties and Incorporation of the Share Purchase Agreement by Reference

                  The purchase of the Shares shall be subject to the terms set forth in the Share Purchase Agreement dated as of May 30, 2001 between the Seller and the Purchaser (the "Share Purchase Agreement"). The Share Purchase Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement. All terms used, but not otherwise defined herein, shall have the meanings ascribed to them in the Share Purchase Agreement.

3.       Representations and Warranties of the Seller

                  The Seller hereby represents and warrants to the Purchaser that the representations and warranties of the Seller set forth in
         Section 3.02 of the Share Purchase Agreement are true and correct.

4.       Representations and Warranties of the Purchaser

                  The Purchaser hereby represents and warrants to the Seller that the representations and warranties of the Purchaser set forth in
         Section 3.01 of the Share Purchase Agreement are true and correct.

5.       Share Transfer

                  Concurrently with the execution of this Agreement, (i) the Seller has delivered to the Purchaser the documents specified in
         Schedule 1 hereto (to the extent applicable), together with a duly executed share transfer order, as established by Russian law, substantially in the form attached as Schedule 3 hereto, and (ii) the Purchaser has delivered to the Seller the documents specified in
         Schedule 2 hereto (to the extent applicable), and a power of attorney substantially in the form attached as Schedule 4 hereto, and duly executed the share transfer order provided earlier by the Seller pursuant to (i) above, in order for the transfer of the Shares from the Seller to the Purchaser to be registered in the register of shareholders of the Issuer.

6.       Payment Order

                  Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller a duly executed payment order for transferring the Purchase Price to the Seller.

7.       Governing Law

                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

8.       Dispute Resolution

                  Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled in accordance with Section 8.14 of the Share Purchase Agreement.

9.       Counterparts and Language

                  This Agreement is being executed in both English and Russian, with two originals in each language, and the Parties agree that in the event of a discrepancy between the English and the Russian language versions, the English language version shall prevail.

10.      Bank Details of the Seller

                  The Purchase Price shall be transferred by the Purchaser to the following bank account of the Seller:


                  IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed and delivered by each Party hereto this _____ day of ___________, 2001.

         PURCHASER                          SELLER
         ECO TELECOM LIMITED                DR. DMITRI BORISOVICH
                                            ZIMIN

         By______________________           ______________________
              Name:
              Title:







                        [SCHEDULES INTENTIONALLY OMITTED]